                             AURORA GOLD CORPORATION
                             1400-400 Burrand Street
                             Vancouver, B.C., Canada
                                     V6C 2W2



July 18, 1997



Minera Motagua, S.A.
30 calle 13-48
Zone 5
Guatemala City
Guatemala

Attention: Mr. Roberto Destarac & Mr. Roberto Velasquez

Gentlemen,

We agree to the terms of our last discussion and the revisions of your proposal of July 7, 1997. The new proposed agreement is as follows:

1. Aurora would make two cash payments: $5,000 USF on July 21, 1997 and $10,000 USF upon completion of our due diligence on the four mineral concessions. The combined total of these two payments if $15,000 USF. These two payments would be a one time cash payment.

2. Upon completion of our due diligence and governmental approval of the four applications, 10,000 common shares of Aurora Gold Corporation per mineral concession (a total of 40,000 common shares) will be issued to Minera Motagua, S.A.

3. A 2% Net Smelter Royalty Interest (NSR) will be granted to Minera Motagua, S.A. for each distinct mineral deposit per mineral concession. This NSR is exclusive of the mandatory 1% NSR granted to the Government of Guatemala.

4. 100,000 common shares of Aurora Gold Corporation will be issued to Minera Motagua, S.A. upon a positive feasibility report for each distinct mineral deposit per mineral concession that is deemed to be economically viable.

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5.       Aurora Gold Corporation shall have the First Right of Refusal for a period of twenty (20) days on terms mutually acceptable to Aurora Gold Corporation and Minera Motagua, S.A. on any other mineral concessions that Minera Motagua, S.A. has applied for and/or has been granted. This First Right of Refusal is exclusive of two pending transactions with BWI Resources and Megastar Ventures.

6. Aurora Gold Corporation or its wholly owned subsidiary Aurora Gold Corporation (B.V.I.) Limited or its nominees will be the party named in the final agreement.

7. Upon completion of our due diligence and governmental approval of applications for the four mineral concessions Aurora Gold Corporation and Minera Motagua, S.A. will enter into a final agreement transferring 100% ownership of each of the four mineral concessions to Aurora Gold Corporation and/or its subsidiary.

8. Aurora Gold Corporation will assume the payment of all fees and be responsible for maintaining the title to the concessions in accordance with the newly instituted mining law of Guatemala.

The above mentioned terms and references are supported on the following knowledge of the four mineral concessions.

EL TRIUNFO

Is located in the Chimaltenango Province in Western Guatemala some sixty kilometers west of Guatemala City, and covers an area of 64 square kilometers. For UTM coordinates see appendix "A".

EL REJON

Is located on the borders of Sacatepequez and Chimaltenango Provinces in central Guatemala approximately 30 kilometers west of Guatemala City, and covers an area of 77 square kilometers. For UTM coordinates see appendix "A".

BOLA DE ORO

Is located in the Chimaltenango Province in Western Guatemala 60 kilometers west of Guatemala City, and covers an area of 110 square kilometers. For UTM coordinates see appendix "A".

CARMONA

Is located in the Guatemala Province in the central part of the County, close to the city of Antigua 30 kilometers south of Guatemala City, and covers an area of 72 square kilometers. For UTM coordinate see appendix "A".

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Please sign below and return this letter to my attention, at which time we will begin drafting a formal Agreement.



Yours truly,
Aurora Gold Corporation



David E. Jenkins
President


The terms outlined above are accepted by Minera Motagua, S.A., this 21st day of July, 1997.

Minera Motagua, S.A.



Per:
    ------------------------------------
    Roberto Destarac



Per:
    ------------------------------------
    Roberto Velasquez


DEJ:sg
Enclosure

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                                  APPENDIX "A"



         Please see attached five (5) pages containing properties descriptions and a general location map.

"EL TRIUNFO 1"

         Is located in the Chimaltenano province in western Guatemala some sixty kilometers west of Guatemala City, and covers an area of 64 sq. kms. Its UTM coordinates are:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,636,000                                738,000
                   2                                    1,644,000                                738,000
                   3                                    1,644,000                                746,000
                   4                                    1,636,000                                746,000
--------------------------------------------------------------------------------------------------------------------------

         The "El Triunfo" concession was requested based on historical information obtained at the Ministry of Energy and Mines. A compilation prepared in the Mining Investigation department of the ministry which lists claims presented up to date, indicate approximately eight gold claims obtained in different periods of time on the area requested. There is also one more reference obtained from the General Archive of Central America, which is the library that saves and preserves all documents available from the colonial period in Central America, indicating the existence a gold mine close to the town of San Martin Jilotepeque, which lies within the area requested.

         The mineral concession application was presented in the Ministry of Energy and Mines on April 24, 1997. The area is plotted on the GUATEMALA 1:250,000 scale map included.

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
"EL REJON"

         Is located on the Sacatepequez and Chimaltenango provinces in central Guatemala approximately 30 kms. west of Guatemala city. It covers an area of 77 sq. kms, and its UTM coordinates are:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,619,000                                748,000
                   2                                    1,618,000                                748,000
                   3                                    1,618,000                                749,000
                   4                                    1,615,000                                749,000
                   5                                    1,615,000                                751,000
                   6                                    1,613,000                                751,000
                   7                                    1,613,000                                749,000
                   8                                    1,611,000                                749,000
                   9                                    1,611,000                                745,000
                  10                                    1,613,000                                745,000
                  11                                    1,613,000                                743,000
                  12                                    1,612,000                                743,000
                  13                                    1,612,000                                739,000
                  14                                    1,617,000                                739,000
                  15                                    1,617,000                                743,000
                  16                                    1,619,000                                743,000
--------------------------------------------------------------------------------------------------------------------------

         The "El Rejon" area was requested based on historical references obtained at the General Archives of Central America. A "Royal" mine existed at the site which produced gold and silver for several years. There are a total of seven references dating from 1657 through 1869 of a mine state: "Mr. Prudencio Castellanos, claims a native silver mine located close to Antigua Guatemala on a hill called El Rejon, which belongs to the country of Jocotenango. Its ore contains 52% silver."(1869) Reference is also made in 1657 to a mine located on the Parramos hill next to the town of Parramos which is located west of the El Rejon mine. The concession is located on tertiary volcanic terrain.

         The mineral concession application was presented in the Ministry of Mines on April 30, 1997. It is plotted on the GUATEMALA 1:250,000 scale map included.

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"BOLA DE ORO"

         Is located in the Chimaltenango province in western Guatemala some 60 kms. west of Guatemala City. It covers an area of 110 sq. kms. Its UTM coordinates are:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,635,000                                728,000
                   2                                    1,635,000                                738,000
                   3                                    1,624,000                                738,000
                   4                                    1,626,000                                728,000
--------------------------------------------------------------------------------------------------------------------------

         The Bola de Oro (Golden Ball) concession was requested based on historical references obtained at the General Archives of Central America. An 1824 reference states the existence of a mine close to the town of Comalapa which produced 2.25 ounces of silver per 100 pounds of rock and some gold (not specified). There are presently two towns with the word mine in their names close to Comalapa. The presence of the word mine in a name usually makes reference to late mining operation.

         The concession is located within the Tertiary volcanic belt of Central Guatemala.

         The mineral exploration concession application was presented in the Ministry of Energy and Mines on April 30, 1997. The area is plotted on the GUATEMALA 1:250,000 scale map included.

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"CARMONA"

         Is located on the Guatemala province on the central part of the Country, close to the city of Antigua Guatemala (Guatemalas Capital city until the 1800's), some 30 kms. south of Guatemala City. It covers an area of 72 sq. kms. and is bounded by the following UTM coordinates:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,610,000                                746,000
                   2                                    1,604,000                                746,000
                   3                                    1,604,000                                748,000
                   4                                    1,600,000                                748,000
                   5                                    1,600,000                                754,000
                   6                                    1,610,000                                754,000
--------------------------------------------------------------------------------------------------------------------------

         The Carmona property was requested based on two historical references from the Archives of Central America. The 1680 references mention the existence of a gold mine close to the now extinguished to town of San Bartolome Carmona on the top of the Carmona Mountain. There is a peak on the mountain called Cerro Las Minas, another one called Cerro Monterrico, and a river called Las Minas.

         The geology of the area is not well known but the mountain is located on tertiary volcanic terrain, next to the Agua Volcano.

         The mineral exploration concession application was presented to the Ministry of Energy and Mines on May 13, 1997. The area is plotted on the GUATEMALA 1:250,000 scale map provided.

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